FORM 3

                                                       OMB APPROVAL

                                                       OMB Number:    3235-0104
                                                       Expires:  April 30, 1997
                                                       Estimated average burden
                                                       hours per response.. 0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Actof
                   1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.       Name and Address of Reporting Person              Paul E. Skretny
                                                           7901 Fish Pond Road
                                                           Waco, Texas  76710

2.       Date of Event Requiring Statement                 2/5/97
         (Month/Day/Year)

3.       IRS or Social Security Number of                  ###-##-####
         Reporting Person (Voluntary)

4.       Issuer Name and Ticker
         or Trading Symbol                                 Matrix Capital
                                                           Corporation (MTXC)

5.       Relationship of Reporting
         Person to Issuer                                  XX Officer
                                                           __
                                                           Mr. Skretny is
                                                           President and Chief
                                                           Executive Officer of
                                                           The Vintage Group,
                                                           Inc., a subsidiary of
                                                           MTXC

                                                          _____    Director

                                                          _____    10% Owner

                                                          _____    Other

6.       If Amendment, Date of Original
         (Month/Day/Year)

7.       Individual or Joint/Group Filing                 XX Form filed by
                                                          __
                                                          One Reporting Person
                                                          Form filed by More
                                                          than One Reporting
                                                          Person



             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.         TITLE OF SECURITY                                     COMMON STOCK
           (INSTR. 4)
2.         AMOUNT OF SECURITIES
           BENEFICIALLY                                          32,434
           OWNED (INSTR. 4)
3.         OWNERSHIP FORM: DIRECT (D) OR
           INDIRECT (I) (INSTR. 5)                               D

4.         NATURE OF INDIRECT BENEFICIAL
           OWNERSHIP (INSTR. 5)

        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.         TITLE OF DERIVATIVE SECURITY                          EMPLOYEE STOCK
           (INSTR. 4)                                                    OPTION
                                                                 (RIGHT TO BUY)

2.         DATE EXERCISABLE AND EXPIRATION DATE
           (MONTH/DAY/YEAR)

           A.  DATE                                              EXERCISABLE THE
                                                                 OPTIONS     ARE
                                                                 EXERCISABLE
                                                                 RATABLY    OVER
                                                                 FIVE      YEARS
                                                                 AFTER     THEIR
                                                                 DATE  OF  GRANT
                                                                 (I.E.,  20%  ON
                                                                 THE       FIRST
                                                                 ANNIVERSARY
                                                                 DATE   OF   THE
                                                                 INITIAL  PUBLIC
                                                                 OFFERING,   20%
                                                                 ON  THE  SECOND
                                                                 ANNIVERSARY
                                                                 DATE   OF   THE
                                                                 INITIAL  PUBLIC
                                                                 OFFERING,   AND
                                                                 SO ON), WITH AN
                                                                 EXPIRATION DATE
                                                                 OF  TEN   YEARS
                                                                 AFTER THE GRANT
                                                                 DATE.

           B.  EXPIRATION DATE                                  2/4/07

3.         TITLE AND AMOUNT OF SECURITIES UNDERLYING
           DERIVATIVE SECURITY (INSTR. 4)

           A. TITLE                                              COMMON STOCK


           B. AMOUNT OR NUMBER OF SHARES                         25,000

4.         CONVERSION OR EXERCISE PRICE OF
           DERIVATIVE SECURITY                                   $14.25

5.         OWNERSHIP FORM OF DERIVATIVE SECURITY:
           DIRECT (D) OR INDIRECT (I) (INSTR. 5)                 D

6.         NATURE OF INDIRECT BENEFICIAL
           OWNERSHIP
           (INSTR. 5)


** INTENTIONAL MISSTATEMENTS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

/S/ PAUL E. SKRETNY                                         2/20/97
________________________________                            _______
** SIGNATURE OF REPORTING PERSON                            DATE